Exhibit 99.1

CDT ANNOUNCES FISCAL FOURTH QUARTER AND

YEAR 2003 RESULTS

Pittsburgh, PA, October 2, 2003 – Cable Design Technologies (NYSE:CDT) today announced results for its fourth quarter ended July 31, 2003. Fred Kuznik, CDT CEO stated, “Except for the writedown of a non-performing business and adjustments to our Canadian pension, the fourth quarter operating results exceeded our expectations.”

In the fourth quarter, the Company recorded a net loss from continuing operations before the cumulative effect of an accounting change for goodwill of $0.7 million or $0.02 per diluted share. Included in this loss, was a business restructuring charge of $3.9 million ($2.3 million net of tax, or $0.05 per diluted share), the previously mentioned additional pension cost which was related to the discontinued NORCOM business of approximately $1.4 million ($0.9 million net of tax, or $0.02 per diluted share), and a $1.4 million currency translation impact on operating expenses.

Sales for the fourth quarter ended July 31, 2003, were $129.5 million versus $128.0 million last year. A favorable effect of foreign currency translation, primarily on European revenues, positively impacted sales by approximately 6% compared to the fourth quarter last year. Network Communication segment sales for the fourth quarter 2003 were $75.8 million and represented 59% of total company revenues and compares to $75.1 million for last year’s fourth quarter. Specialty Electronic segment sales for the fourth quarter 2003 were $53.7 million compared to $52.9 million for the same period last year.

Fourth Quarter Highlights

•	Despite pricing pressures, gross margins remained relatively flat due to cost-cutting measures. Gross margin was 24.6% for the current quarter compared to 24.7% last year.

•	Selling, general and administrative expenses were $24.7 million for the current quarter compared to $23.1 million last year. The increase in SG&A is primarily attributable to recognition of additional pension costs of approximately $1.4 million associated with a retirement plan of the Company’s Canadian operations, which included the discontinued NORCOM business. Additionally, the effect of foreign currency translation increased SG&A by approximately $1.4 million compared to the same period last year.

•

A business restructuring charge of approximately $3.9 million ($2.3 million net of tax) was incurred as a result of the Company’s decision to divest of it’s AWI/CDT subsidiary, a manufacturer of connectors and cable assemblies for the telecommunication market. The Company is currently in the process of locating a buyer for this operation. The charge represents a writedown of certain AWI’s assets, primarily machinery and intangible assets, to fair value. As of July 31, 2003, AWI/CDT operations did not meet the accounting criteria for treatment as held for sale and accordingly does not qualify as discontinued operations. Therefore the results of AWI/CDT are included in continuing

CABLE DESIGN TECHNOLOGIES

Press Release: October 2, 2003

operations in the accompanying financial statements.

•	During the fourth fiscal quarter 2003, the Company completed a private placement $110 million convertible debt offering, using the proceeds to reduce substantially all bank debt.

SFAS No. 142-Goodwill Impairment

CDT adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective August 1, 2002. During the fourth quarter 2003 the Company completed the evaluation of goodwill for impairment and recorded a non-cash charge of $35.7 million, net of tax, of which $30.9 million related to businesses in the Specialty Electronic segment. The charge will be reflected retroactively in the first interim period of the fiscal year as a cumulative effect of an accounting change.

Key Fiscal Year Statistics

Key financial statistics for the full fiscal year 2003 are:

•	Sales for the full year were $484.7 million versus $501.6 million last year;

•	Network Communication segment sales were $283.9 million for fiscal year 2003 compared to $295.4 million last year;

•	Specialty Electronic segment sales were $200.8 million versus $206.2 million last year;

•	Gross margin was 23.5% for the year compared to 25.5% last year. The lower gross margin was primarily due to pricing pressures and volume inefficiencies. SG&A as a percentage of revenue decreased slightly to 19.2% for fiscal 2003 compared to 19.5% for fiscal 2002.

•	Costs associated with business restructuring activities totaled $12.4 million for the year, representing an after tax impact of $0.18 per diluted share. These charges included costs associated with the consolidation of four operations during the first fiscal quarter and severance costs associated with workforce reductions, in addition to the fourth quarter charges discussed above.

•	The company expects savings to be $25 to $30 million as a result of the streamlining of operations.

Kuznik, concluded, “Due to the weak economic and marketplace conditions that were prevalent in fiscal 2003, we took the necessary steps to restructure our business by consolidating regional management and operational functions to eliminate duplication of effort and overhead costs and to more closely associate management and production. We consolidated several under-performing facilities and redirected existing contracts without impacting quality or delivery. We believe the restructuring and retooling will put us in an excellent position to focus our attention on growing the business both organically and through strategic acquisitions.”

About CDT

Cable Design Technologies (www.cdtc.com) is a leading designer and manufacturer of high

CABLE DESIGN TECHNOLOGIES

Press Release: October 2, 2003

bandwidth network connectivity products used in computer interconnect, switching and wireless applications and electronic data and signal transmission products that are used in automation and process control and specialty applications.

Safe Harbor Provision

Certain statements in this press release are forward-looking statements that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These statements include future financial results and performance, capital expenditures, length of market downturn and timing of any turnaround. These forward looking statements are subject to various uncertainties and other factors, which could cause the actual results to differ materially from those currently expected, including the level of market demand for the Company’s products, competitive pressures, economic conditions in the U.S. and other countries where the Company operates, working capital needs, information technology spending, the ability to achieve reductions in costs, the ability to continue to integrate acquisitions, price fluctuations of raw materials and the potential unavailability thereof, foreign currency fluctuations, technological obsolescence, environmental matters, industry competition and other specific factors discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2002 and other Securities and Exchange Commission filings by the Company. The Company does not intend to update this information to reflect developments or information obtained after the date hereof and disclaims any legal obligation to the contrary.

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CABLE DESIGN TECHNOLOGIES

Press Release: October 2, 2003

CABLE DESIGN TECHNOLOGIES CORPORATION & SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(Dollars in thousands)

	Three Months Ended July 31,		Year Ended July 31,
	2003	2002	2003		2002
NET SALES	$129,471	$127,997	$484,663		$501,612
Cost of sales	97,648	96,339	370,708		373,554

GROSS PROFIT	31,823	31,658	113,955		128,058
Selling, general and administrative expenses Amortization of goodwill Research & development expenses Business restructuring expense, net	24,715 — 1,138 3,965	23,092 517 1,279 387	93,158 — 4,017 12,422		98,063 2,052 4,988 5,611

INCOME FROM OPERATIONS	2,005	6,383	4,358		17,344
Interest expense, net Other expense (income), net	1,218 85	1,817 441	5,528 (18)		6,796 857

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	702	4,125	(1,152)		9,691
Income tax provision	1,312	2,117	316		4,491
Minority interest expense, net	129	43	624		300

Net (loss) income from continuing operations before cumulative effect of accounting change	(739)	1,965	(2,092)		4,900

Discontinued Operations:
Income (loss) from discontinued operations, net of tax	—	230	(636)		(1,312)
Loss on sale of business, net of tax	(141)	—	(32,196)		—

Net (loss) income from discontinued operations	(141)	230	(32,832)		(1,312)

Cumulative effect of accounting change, net of tax	—	—	(35,723)		—
NET (LOSS) INCOME	$(880)	$2,195	$(70,647)		$3,588

NET (LOSS) INCOME PER COMMON SHARE: Basic and Diluted Continuing operations before cumulative effect of accounting change Discontinued operations Cumulative effect of accounting change	$(0.02 0.00 0.00)	$0.04 0.01 0.00	$(0.05 (0.74 (0.80	) ) )	$0.11 (0.03 0.00)

	$(0.02)	$0.05	$(1.59)		$0.08

Weighted average common shares outstanding	43,786,895	44,439,785	44,344,820		44,244,255
Weighted average common shares outstanding and common stock equivalents	43,786,895	44,574,865	44,344,820		44,631,482

CABLE DESIGN TECHNOLOGIES

Press Release: October 2, 2003

CABLE DESIGN TECHNOLOGIES CORPORATION & SUBSIDIARIES

Condensed Consolidated Balance Sheets—Unaudited

(In thousands)

	July 31, 2003			July 31, 2002
ASSETS
Current Assets: Cash and cash equivalents Accounts receivable, net Inventories Other current assets Assets held for sale Current assets of discontinued operations		$32,701 79,121 111,589 27,045 6,648 —		$16,754 83,619 114,181 28,108 — 29,739

Total current assets		257,104		272,401
Property, plant and equipment, net Goodwill, net Intangible assets, net Other assets Non-current assets of discontinued operations		204,738 10,980 3,740 11,890 —		212,976 62,988 6,232 4,439 26,751

Total assets		$488,452		$585,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities: Short-term obligations Current maturities of long-term debt Other current liabilities Liabilities held for sale Current liabilities of discontinued operations	$	— 1,879 67,189 892 —		$550 2,442 64,212 — 5,491

Total current liabilities		69,960		72,695
Long-term debt, excluding current maturities Other non-current liabilities		112,811 23,321		108,908 42,717

Total liabilities		206,092		224,320
Minority interest in subsidiaries		5,566		4,567
Stockholders’ Equity: Common stock Paid in capital Deferred compensation Retained earnings Treasury stock Accumulated other comprehensive income (loss)		484 202,544 (727 139,405 (65,188 276	) )	481 200,714 — 210,052 (45,188 (9,159	) )

Total stockholders’ equity		276,794		356,900

Total liabilities and stockholders’ equity		$488,452		$585,787